Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated May 12, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Ennis, Inc. and subsidiaries on Form 10-K for the year ended February 28, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ennis, Inc. and subsidiaries on Forms S-8 (File No. 33-43087, effective October 7, 1991, File No. 333-58963, effective July 13, 1998, File No. 333-38100, effective May 31, 2000, File No. 333-44624, effective August 28, 2000, and File No. 333-119845, effective October 20, 2004).
/s/ GRANT THORTON LLP
Dallas, Texas
May 12, 2006